UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2010

CYCLACEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500 Berkeley Heights, NJ	07922
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2010, Cyclacel Pharmaceuticals, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) pursuant to which it agreed to sell to the Investors an aggregate of 8,323,190 units (the “Units”) at a per Unit price of $1.82625 for total gross proceeds of $15.2 million. Each Unit consists of (i) one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) 0.5 of a warrant (the “Warrants”), each whole Warrant representing the right to acquire one share of Common Stock at an exercise price of $1.92 per share, subject to adjustment, for a period of five years from the date of issuance.

Pursuant to the terms of the Purchase Agreement, the Company granted to each Investor the non-transferable option (as to each Investor, an “Option”) to purchase up to a total of 4,161,595 additional Units at a per Unit price of $1.67 at any time up to nine months from the closing date.

The Warrants and Option Warrants contain limitations that prevent the holder thereof from acquiring shares upon exercise of a Warrant or Option Warrant that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99%, 9.99% or 19.99%, depending upon the investor, of the total number of shares of the Company’s Common Stock then issued and outstanding (which limit may be adjusted upon the request of the holder). In addition, the Warrants contain, and the Option Warrants are expected to contain, a provision permitting the warrant holders, upon certain changes in control of the Company, to elect to receive, subject to certain limitations and assumptions, cash equal to the Black-Scholes value of such holder’s outstanding warrants.

The closing is expected to take place on or about October 7, 2010, subject to the satisfaction of customary closing conditions. Lazard Capital Markets LLC served as the lead placement agent and Roth Capital Partners, LLC served as the co-placement agent for the Offering.

The securities described above were offered and will be sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder on the basis that, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors took the securities for investment and not resale and the Company took appropriate measures to restrict the transfer of the securities.

In connection with the transactions described above, the Company also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to register the shares of Common Stock acquired from the Company (including upon any exercise of Warrants and/or the Options). The Company is required to file a registration statement for the resale of such securities within 30 days following the closing date and to use its commercially reasonable efforts to cause each such registration statement to be declared effective no later than 90 days following the closing date (or 120 days following closing date, if the Securities and Exchange Commission determines to review the registration statement). The Company may incur liquidated damages if it does not meet certain deadlines with respect to its registration obligations under the Registration Rights Agreement or if certain other events occur. The Company also agreed to other customary obligations regarding registration, including indemnification and maintenance of the effectiveness of the registration statement.

The Purchase Agreement, the Registration Rights Agreement and the form of Warrant are filed as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K, and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Purchase Agreement, the Registration Rights Agreement and the form Warrant, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.

Item 3.02 Unregistered Sales of Equity Securities.

The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein by this reference in its entirety.

Item 8.01 Other Events.

On October 5, 2010, the Company issued a press release announcing the offering described in Item 1.01 above which states that the Company will use a portion of the net proceeds of the offering to advance its pivotal Phase 3 trial for oral sapacitabine as a front-line treatment in elderly patients with newly diagnosed acute myeloid leukemia. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Neither the filing of the press release as an exhibit to this Report nor the inclusion in the press release of a reference to our internet address shall, under any circumstances, be deemed to incorporate the information available at our internet address into this Report. The information available at our internet address is not part of this Report or any other report filed by us with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

4.1	Form of Warrant

10.1	Purchase Agreement, dated as of October 4, 2010, by and between the Company and each investor named therein

10.2	Registration Rights Agreement, dated as of October 4, 2010, by and among the Company and the investors named therein

99.1	Press release, dated October 5, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By:	/s/ Paul McBarron

Name: Paul McBarron Title: Executive Vice President—Finance, Chief Financial Officer and Chief Operating Officer

Date: October 5, 2010